Exhibit 99.1

ORDER FORM	SEND OVERNIGHT PACKAGES TO: Keefe, Bruyette & Woods, Inc. SB Financial Group Processing Center 70 W Madison, Suite 2401 Chicago, IL 60602 (877) 860-2070

Internal Use Only: Date Rec’d / Batch# Order # Category

Order Deadline & Delivery: The order deadline is 3:00 p.m., Eastern Time, on December     , 2014. Your original Order Form, properly executed and with the correct payment, must be received by us (not merely postmarked) by the deadline or it will be considered void. Order Forms can be delivered by using the enclosed postage paid Order Reply Envelope, by overnight delivery to the Offering Information Center address on this form, or by hand-delivery to SB Financial’s executive offices located at 401 Clinton Street, Defiance, Ohio. Do not mail Order Forms to State Bank. Faxes or copies of this form may not be accepted. SB Financial Group, Inc. reserves the right to accept or reject incomplete order forms.

PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE AREAS – READ THE ENCLOSED ORDER FORM INSTRUCTIONS AS YOU COMPLETE THIS FORM
(1) NUMBER OF DEPOSITARY SHARES	(2) TOTAL AMOUNT DUE	(4) PURCHASER IDENTIFICATION – OFFERING PRIORITIES Check the one box that applies to the purchaser(s) listed in Section 6:
Price Per Share x $10.00 =	$	1. ☐ Existing Shareholders - Check here if you are a beneficial owner of common shares of SB Financial Group, Inc.

THE MINIMUM PURCHASE IS 100 DEPOSITARY SHARES ($1,000). Generally, no person, together with such person’s affiliates, may purchase more than 250,000 shares ($2.5 million). Refer to the Order Form Instructions and the prospectus for further details regarding purchase limitations.

2.  ☐  Customers and Local Community – Check here if you are a customer of State Bank or a resident of the Local Community we serve (refer to the Order Form Instructions for a definition of “Local Community”).

3. ☐ General Public – Check here if none of the above categories apply to you.
(3) PAYMENT – CHECK OR MONEY ORDER		(5) MANAGEMENT
Enclosed is a personal check, bank check or money order made payable to “U.S. Bank/SBFG – Escrow Account” in the amount of:	$	Check below if you are in relation to SB Financial Group, Inc. or any of its subsidiaries: ☐ Director, ☐ Officer, ☐ Employee, or ☐ A member of such person’s household.

Cash and third party checks will not be accepted for this purchase. Checks and money orders will be cashed upon receipt. State Bank line of credit checks may not be remitted as payment. Wire transfers will not be accepted for payment in the shareholder and customer / local community offerings.

(6) SHARE REGISTRATION: Please PRINT legibly and fill out completely. The depositary share ownership statement and all correspondence related to this order will be mailed to the address provided below. See Order Form Instructions for further guidance.

☐	Individual	☐	Tenants in Common	☐	Corporation	☐	Other	FOR TRUSTEE/BROKER USE ONLY:

☐	Joint Tenants	☐	Uniform Transfers to Minors Act	☐	Partnership	☐	Trust - Under Agreement Dated	☐ Individual Retirement Account

SSNof Beneficial Owner: - -

First Name, Middle Initial, Last Name			SSN or Tax ID No.
First Name, Middle Initial, Last Name			SSN or Tax ID No.
Street			Daytime Telephone #
City	State	Zip Code	Evening Telephone #

(7) ACKNOWLEDGEMENT AND SIGNATURE(S): I understand that to be effective, this Order Form, properly completed, together with full payment must be received (not merely postmarked) by SB Financial Group, Inc. no later than 3:00 p.m., Eastern Time, on December     , 2014, otherwise this form will be void. I agree that after receipt by SB Financial Group, Inc. this Order Form may not be modified or cancelled without SB Financial Group Inc.’s consent. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am not subject to backup withholding tax [cross out (2) if you have been notified by the IRS that you are subject to backup withholding.] I acknowledge that my order does not conflict with the maximum purchase limitation, as set forth in the Prospectus dated November     , 2014.

I further certify that, before executing this order I received the Prospectus dated November     , 2014 and that I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment described in the “Risk Factors” section beginning on page     .

*** ORDER NOT VALID UNLESS SIGNED ***

ONE SIGNATURE REQUIRED. IF SIGNING AS A CUSTODIAN, TRUSTEE, CORPORATE OFFICER, ETC. PLEASE INCLUDE YOUR FULL TITLE.

Signature (title, if applicable)	Date	Signature (title, if applicable)	Date

SB Financial Group, Inc.

Order Form Instructions

Offering Information Center: (877) 860-2070

Order Form Instructions – All orders are subject to the terms of the offering as described in the Prospectus.

Sections (1) and (2) – Number of Depositary Shares and Total Amount Due. Fill in the number of depositary shares that you wish to purchase and the total amount due. The amount due is determined by multiplying the number of depositary shares ordered by the price of $10.00 per depositary share. The minimum number of depositary shares you may order is 100 depositary shares ($1,000). The maximum number of depositary shares you may order is the lesser of (i) 250,000 depositary shares ($2.5 million) or (ii) the number of depositary shares, assuming conversion of such depositary shares into our common shares, whereby your total beneficial ownership of our common shares (including any common shares currently owned) would not exceed 5% of our outstanding common shares after the offering. For additional information, see “Description of The Offering – Offering Priorities and Purchase Limitations” in the Prospectus.

Section (3) – Payment – Check or Money Order. Payment for the depositary shares may be made by check, bank check or money order payable to “U.S. Bank/SBFG – Escrow Account”. DO NOT MAIL CASH. Payments received during the offering will be placed in an escrow account at U.S. Bank, who will serve as the escrow agent until completion of the offering. Payments will be deposited upon receipt. The funds remitted by personal check must be available within the account(s) when your Order Form is received. State Bank line of credit checks and third party checks may not be remitted as payment. Wire transfers will not be accepted for payment in the shareholder and customer / local community offerings.

Section (4) – Purchaser Identification – Offering Priorities. Please check the appropriate box to tell us which offering priority applies to the purchaser(s) listed in Section 6 of the Order Form. If purchasing in the Customer and Local Community priority, please be aware that “Local Community” is defined as the Ohio counties of Allen, Defiance, Franklin, Fulton, Lucas, Paulding, Wood and Williams and the Indiana counties of Allen and Steuben.

Section (5) – Management. Please check one of these boxes if you are a director, officer or employee of SB Financial Group, Inc. or any of its subsidiaries or a member of such person’s household.

Section (6) – Share Registration. Clearly PRINT the name(s) in which you want the depositary shares registered and the mailing address for all correspondence related to your order. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of your shares, please consult your legal advisor or contact the Offering Information Center at (877) 860-2070. If you are an existing shareholder of SB Financial Group, Inc. or a customer of State Bank, to protect your priority over other purchasers as described in the Prospectus you must take ownership in at least one of the shareholder or customer names. NOTE FOR FINRA MEMBERS: If you are a member of the Financial Industry Regulatory Authority (“FINRA”) or are a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this order in writing to the applicable department of the FINRA member firm within one day of payment thereof.

Section (7) – Acknowledgement and Signature(s). Please review the Prospectus dated November     , 2014, including the section titled “Risk Factors” beginning on page     , carefully before making an investment decision. Sign and date the form where indicated. Before you sign, please read carefully and review the information which you have provided and read the acknowledgement. Verify that you have printed clearly and completed all applicable shaded areas on the Order Form. Only one signature is required.

Deliver your completed Order Form, with full payment so that it is received (not merely postmarked) before 3:00 p.m., Eastern Time, on December     , 2014. Order Forms can be delivered by using the enclosed postage paid Order Reply Envelope, by overnight delivery to the Offering Information Center address at the top of the Order Form, or by hand-delivery to our executive offices located at 401 Clinton Street, Defiance, Ohio. Please do not mail Order Forms to State Bank. We are not required to accept Order Forms that are found to be deficient or incorrect, or that do not include proper payment or the required signature(s). Faxes or copies of this form are not required to be accepted.

For additional information, refer to the enclosed Prospectus or call our Offering Information Center, toll free, at (877) 860-2070, Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Offering Information Center will be closed bank on holidays.

SB Financial Group, Inc.

Depositary Share Ownership Guide

Offering Information Center: (877) 860-2070

Depositary Share Ownership Guide

Form of Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock. Beneficiaries may not be named on share registrations. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering shares, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.” or “Mrs.” Check the one box that applies.

Individual – The depositary shares are to be registered in an individual’s name only.

Joint Tenants – Joint tenants with rights of survivorship identifies two or more owners. When shares are held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. All owners must agree to the sale of shares.

Tenants in Common – Tenants in common may also identify two or more owners. When shares are to be held by tenants in common, upon the death of one co-tenant, ownership of the shares will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act (UTMA) – Shares may be held in the name of a custodian for the benefit of a minor under the Uniform Transfers to Minors Act. In this form of ownership, the minor is the actual owner of the shares, with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated. Please consult your legal advisor regarding applicable laws regarding transfers to minors in your state.

Registration for UTMA: On Name Line 1 – print the name of the custodian followed by the abbreviation “CUST”. On Name Line 2 – FBO (for benefit of) followed by the name of the minor, followed by UTMA-OH (Or your state’s abbreviation). List only the minor’s social security number on the form.

Corporation/Partnership – Corporations/Partnerships may purchase the depositary shares. Please provide the Corporation/Partnership’s legal name and entity’s Tax ID Number for reporting purposes.

Fiduciary/Trust – Generally, fiduciary relationships such as trusts, estates, guardianships, etc., are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your shares may not be registered in a fiduciary capacity.

Registration for Fiduciary/Trust: On the first name line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title, such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after “Under Agreement Dated,” fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will. Indicate the Tax ID Number to be used for reporting purposes.

Individual Retirement Account – Individual Retirement Account (“IRA”) holders may potentially make share purchases from their existing IRA if it is a self-directed IRA. Please contact your broker or self-directed IRA account provider as quickly as possible to explore this option, as it may take a number of weeks to place an order using IRA funds. Registration should reflect the custodian or trustee firm’s registration requirements.

Registration for IRA’s: On Name Line 1 - list the name of the custodian, trustee firm or trust department followed by CUST or TRUSTEE. On Name Line 2 - FBO (for benefit of) YOUR NAME IRA [a/c #            ]. You can indicate an account number or other underlying information and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including your share ownership statement. Indicate the Tax ID Number under which the IRA account should be reported for tax purposes. Please list your phone numbers, not the phone numbers of your broker/trust department.